Exhibit 99.1

Cohu Appoints Karen M. Rapp to its Board of Directors

POWAY, Calif., May 6, 2024 -- Cohu, Inc. (NASDAQ: COHU), a global leader in semiconductor equipment and services, today announced that Karen M. Rapp has been appointed to the Cohu Board of Directors, effective today.

Ms. Rapp brings to Cohu’s Board of Directors extensive experience in corporate development, financial management, information technology and public company governance. After serving for six years as Executive Vice President and Chief Financial Officer, Ms. Rapp retired in May 2023 from National Instruments Corp., a leading test and measurement instrument and software company. Previously, she was Senior Vice President of Corporate Development at NXP Semiconductors N.V., a global semiconductor company, where she led the integration efforts for the NXP/Freescale Semiconductor, Inc., merger. Prior to the merger, during a twenty-seven-year career at Freescale and Motorola, Ms. Rapp held leadership positions of increasing responsibility in operations, finance, sales and marketing, including Vice President and Chief Information Officer. Ms. Rapp serves as a director for Microchip Technology, Inc. (NASDAQ: MCHP) and Plexus Corp. (NASDAQ: PLXS).

“We are pleased to add Karen to Cohu’s Board of Directors” said James A. Donahue, Chairperson of the Board. “We look forward to her contributions and to leveraging her considerable experience and expertise.”

About Cohu:

Cohu, Inc. (NASDAQ: COHU) is a global technology leader supplying test, automation, inspection, and metrology products and services to the semiconductor industry. Cohu’s differentiated and broad product portfolio enables optimized yield and productivity, accelerating customers’ manufacturing time-to-market. Additional information can be found at www.cohu.com.

Investor Contact:

Cohu, Inc.

Jeffrey D. Jones - Investor Relations

858-848-8106